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                                                                    EXHIBIT 99.1


[NATCOGROUP LOGO]                                      PRESS RELEASE

2950 North Loop West, Suite 700
Houston, TX  77092
PHONE:(713)685-8062  FAX: (713)683-7841

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NATCO GROUP ANNOUNCES EXPANSION IN SACROC FIELD        Houston, December 4, 2002
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NATCO Group Inc. (NYSE: NTG-News; "NATCO" or the "Company") announced today the execution of a contract with Kinder Morgan CO2 Company, LP ("Kinder Morgan") to more than double the capacity of its CO2 membrane separation facility in the SACROC field. Kinder Morgan owns a majority stake in SACROC, one of the oldest and largest oil fields in the US utilizing CO2 injection technology, and recently began a significant expansion of its CO2 flood to increase oil production. NATCO owns and operates a 180 mmcf per day separation facility in the SACROC field, using proprietary membrane technology to recover hydrocarbons for Kinder Morgan from produced gas and return high concentration CO2 for re-circulation into the flood. The Company is paid a processing fee under a long-term contract with Kinder Morgan. The processing capability of NATCO's facility - which was most recently expanded in 2001 - will increase to a total of 367 mmcf per day upon startup of the expansion, currently planned for the fall of 2003.

The expansion is expected to make a minor contribution to NATCO's financial results at the end of 2003. By early 2004, it should begin to contribute quarterly revenue in excess of $1 million and $0.02-0.03 per fully diluted share accretion to quarterly earnings. When fully utilized, which the Company anticipates should happen in 2005, the expansion should result in an increase in NATCO's annual revenue of $7 million, and annual earnings accretion of approximately $0.18 (per fully diluted share).

"We are very pleased to reach an agreement with Kinder Morgan to expand this facility," remarked Chairman and CEO Nat Gregory. "It is a good example of bringing to the oilfield an important technology - which adds value by increasing hydrocarbon recovery. The SACROC CO2 flood is a big success for Kinder Morgan, and we are glad to be a part of it. Kinder Morgan currently contemplates further expansion in the future, so we see even more opportunity at SACROC down the road."

"We are likewise pleased to enter into this agreement, with NATCO, a technological leader in hydrocarbon/CO2 separation," said Tim Bradley, president of Kinder Morgan CO2 Company. "NATCO's process will enable us to increase hydrocarbon recovery and help support our effort to reduce unit production costs."
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At startup, hydrocarbon recovery capacity will double to approximately 40 mmcf per day and 14,000 barrels of natural gas liquids per day. Kinder Morgan's net share of the hydrocarbon gas and NGL production is nearly 50%. Previously Kinder Morgan announced plans to expand SACROC's oil production to approximately 30,000 bopd. Kinder Morgan's net share of the oil production is 70%. Production has increased from 8,500 bopd in 2000, when Kinder Morgan purchased the field, to over 15,000 bopd today.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.